September 24, 2015

RAVE Restaurant Group, Inc. Reports Fourth Quarter and
Fiscal Year 2015 Financial Results
Continued revenue growth, store count and restaurant operating cash flow for Pie Five Pizza Co.

Dallas, Texas – RAVE Restaurant Group, Inc. (NASDAQ:RAVE) today reported financial results for the fourth quarter of fiscal 2015 ended June 28, 2015.

Fourth Quarter Highlights:

•	Total consolidated revenue increased 26.7% to $13.9 million compared to $10.9 million in the fourth quarter of fiscal 2014.
•	Pie Five comparable store retail sales increased 6.7% from the same period of the prior year.
•	Pie Five system-wide total retail sales increased 168%, and average weekly sales increased 11.1%, year over year.
•	Pizza Inn domestic comparable store retail sales increased 0.2% from the same period of the prior year, while total domestic retail sales increased by 0.7%.
•	Net loss of $0.6 million was $0.2 million greater than the same quarter of the prior year primarily due to increased pre-opening expenses.
•	Adjusted EBITDA increased by $0.2 million over the same quarter of the prior year to a positive $0.2 million.
•	Net addition of 14 Pie Five restaurants opened during the quarter bringing the total Pie Five restaurants open at the end of the year to 54.

Annual Highlights:

•	Total consolidated revenue increased 14.2% to $48.2 million compared to fiscal 2014.
•	Pie Five comparable store retail sales increased 11.2% from the prior year.
•	Pie Five system-wide total retail sales increased 131%, and average weekly sales increased 19.6%, year over year.
•	Pizza Inn domestic comparable store retail sales increased 4.1% from the prior year, while total domestic retail sales increased by 0.8%.
•	Net loss of $1.8 million, including $0.3 million of impairment charges and $0.7 million of pre-opening expenses, was $0.2 million greater than prior year.
•	Adjusted EBITDA increased by $0.9 million over prior year to a positive $0.6 million.
•	Net addition of 34 Pie Five restaurants opened during the year bringing the total Pie Five restaurants open at the end of the year to 54.
•	Pie Five signed seven new franchisees with commitments to build up to 175 restaurants in 13 states.

RAVE Restaurant Group, Inc. (NASDAQ:RAVE) today announced results for its fourth quarter and fiscal year ended June 28, 2015.  The Company’s net loss of $0.6 million in the fourth quarter was $0.2 million greater than the comparable period in the prior fiscal year primarily due to increased pre-opening expenses.  Similarly, net loss for fiscal 2015 was $0.2 million greater than prior year, and included a $0.3 million impairment charge for one of its two Company-owned Pizza Inn restaurants and $0.7 million of pre-opening expenses.  Adjusted EBITDA for the year improved by $0.9 million to a positive $0.6 million.

"We’re ending the year with great momentum as the Pie Five brand continues to build and expand, and our Pizza Inn brand recorded an increase in total retail sales," said Randy Gier, Chief Executive Officer for Rave Restaurant Group, Inc.  “The $0.9 million improvement to achieve a positive adjusted EBITDA is a significant milestone in our journey.   Notably, we’ve built talent and put in place significant infrastructure to support the scaling of Pie Five through both company and franchise restaurant development.”

Fourth Quarter Fiscal 2015 Operating Results

Total revenues for the fourth quarter of fiscal 2015 and the comparable prior year quarter were $13.9 million and $10.9 million, respectively, an increase of 26.7% year over year.  Additional franchise development fees previously received from Pie Five franchisees have been deferred and will be recognized as future restaurants are opened.  Pizza Inn domestic comparable store retail sales increased 0.2% from the same period in the prior year.

For Pie Five, system-wide retail sales increased 168% for the fourth quarter of fiscal 2015 when compared to the same period in the prior year driven by a 139% increase in average units open and an 11.1% increase in the system-wide average weekly sales.  The increase in average weekly sales was due to both strong sales in comparable restaurants and higher than average sales levels of newer franchise restaurants.  Comparable store retail sales increased by 6.7% for the most recent fiscal quarter compared to the same period in the prior year.

“This completes the fifth consecutive quarter of positive comp sales for our heritage brand, which is a significant accomplishment as we now overlap positive comp sales from the prior year,” said Gier. “Similarly, Pie Five has delivered strong positive comps over positive comps, a direct reflection of the affinity that consumers are showing for the brand and concept. Comp trends for both concepts have flattened out in the current quarter, with Pie Five slightly positive and Pizza Inn slightly negative, as we are comparing against particularly high comps in the prior year and due to variances in timing of Pie Five advertising and the absence of a year over year price increase.”

Fiscal Year 2015 Operating Results

Total revenues for the fiscal year 2015 and the comparable prior year were $48.2 million and $42.2 million, respectively, an increase of 14.2% year over year.  Additional franchise development fees previously received from Pie Five franchisees have been deferred and will be recognized as future restaurants are opened.  Pizza Inn domestic comparable store retail sales increased 4.1% from the prior year.

For Pie Five, system-wide retail sales increased 131% for fiscal 2015 when compared to the prior year, driven by a 91% increase in average units open and a 19.6% increase in the system-wide average weekly sales.  The increase in average weekly sales was due to both strong sales in comparable restaurants and higher than average sales levels of newer franchise restaurants.  Comparable store retail sales increased by 11.2% compared to the prior year.

“This was a breakout year for Pizza Inn brand--the work we’ve been doing with our franchisees to put the Pizza Inn brand on track is paying off with outstanding sales results,” said Gier.  “Pie Five is on fire –We consider double digit comp growth in our first full year of reported comps across a significant store base outstanding performance in a tough industry.”

Development Review

In the fourth quarter of fiscal 2015, 14 new Pie Five restaurants were opened, comprised of 7 Company-owned restaurants and 7 franchised restaurants, bringing the fiscal year-end total unit count to 54 restaurants.  So far in the current quarter the Company has signed and previously announced 3 new franchise development agreements for up to 58 additional Pie Five restaurants in 5 states.   The Company currently has Pie Five franchise restaurant development commitments totaling over 400 restaurants.

"We are on track to finish the current quarter at 68 total restaurants.  Given the current leases executed for new company-owned and franchised restaurants, we expect to end the second quarter of the 2016 fiscal year with around 90 total restaurants open in the Pie Five system, which includes an estimated 38 total company-owned restaurants," said Gier. “The pace of our new restaurant openings is increasing and that is a direct reflection of the resources we have invested to support our rapid growth as well as the strong franchise partners we’ve added to the system.”

In the Pizza Inn system, franchisees opened eight new restaurants during the year while closing eleven restaurants, ending the fiscal year at 250 total Pizza Inn Company-owned and franchised restaurants worldwide.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating operating performance.  These non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles.  Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, stock compensation expense, pre-opening expense, impairment, gain/loss on sale of assets, lease charges and costs related to closed restaurants.  A reconciliation of Adjusted EBITDA to net income is included with the accompanying financial statements.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions.  Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc.  Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate.  In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of RAVE Restaurant Group, Inc. will be achieved.

About RAVE Restaurant Group, Inc.

Founded in 1958, Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] owns, operates and franchises more than 300 Pie Five Pizza Co. and Pizza Inn restaurants domestically and internationally. Pie Five Pizza Co. is a leader in the rapidly growing fast-casual pizza space offering made to order pizzas made in under five minutes. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas, and desserts. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “RAVE”. For more information, please visit www.raverg.com.

Contact:
Investor Relations
RAVE Restaurant Group, Inc.
469-384-5000

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended		Three Months Ended
	June 28,	June 29,	June 28,	June 29,
	2015	2014	2015	2014

REVENUES:	$48,199	$42,224	$13,860	$10,943

COSTS AND EXPENSES:
Cost of sales	41,307	36,325	11,982	9,297
Franchise expenses	3,154	2,931	840	781
General and administrative expenses	4,792	4,373	1,316	1,059
Pre-opening expenses	721	161	354	1
Impairment of long-lived assets and other lease charges	300	253	-	253
Bad debt	153	253	25	50
Interest expense	113	142	1	29
	50,540	44,438	14,518	11,470

LOSS FROM CONTINUING
OPERATIONS BEFORE TAXES	(2,341)	(2,214)	(658)	(527)

Income tax benefit	(670)	(760)	(112)	(233)

LOSS FROM
CONTINUING OPERATIONS	(1,671)	(1,454)	(546)	(294)

Loss from discontinued operations, net of taxes	(168)	(113)	(58)	(74)

NET LOSS	$(1,839)	$(1,567)	$(604)	$(368)

LOSS PER SHARE OF COMMON
STOCK - BASIC:
Loss from continuing operations	$(0.17)	$(0.17)	$(0.05)	$(0.04)
Loss from discontinued operations	$(0.02)	$(0.01)	$(0.01)	$(0.01)
Net loss	$(0.19)	$(0.18)	$(0.06)	$(0.05)

LOSS PER SHARE OF COMMON
STOCK - DILUTED:
Loss from continuing operations	$(0.16)	$(0.16)	$(0.05)	$(0.03)
Loss from discontinued operations	$(0.02)	$(0.01)	$(0.01)	$(0.01)
Net loss	$(0.18)	$(0.17)	$(0.06)	$(0.04)

Weighted average common
shares outstanding - basic	9,744	8,635	10,315	8,058

Weighted average common
shares outstanding - diluted	10,306	9,173	10,957	8,525

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 28,	June 29,
	2015	2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,958	$2,796
Accounts receivable, less allowance for doubtful
accounts of $193 and $276, respectively	3,437	3,276
Notes receivable	24	81
Inventories	180	1,703
Income tax receivable	492	386
Deferred income tax assets	729	951
Prepaid expenses and other	872	173
Total current assets	11,692	9,366

LONG-TERM ASSETS
Property, plant and equipment, net	10,020	5,133
Long-term notes receivable	119	134
Long-term deferred tax asset	1,864	939
Deposits and other	276	396
Total assets	$23,971	$15,968
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$2,875	$2,023
Accrued expenses	1,267	926
Deferred rent	155	163
Deferred revenues	374	177
Bank debt	-	500
Total current liabilities	4,671	3,789

LONG-TERM LIABILITIES
Bank debt, net of current portion	-	267
Deferred rent, net of current portion	893	822
Deferred revenues, net of current portion	1,166	791
Deferred gain on sale of property	9	34
Other long-term liabilities	22	23
Total liabilities	6,761	5,726

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 17,374,735 and 16,240,412 shares, respectively;
outstanding 10,255,335 and 9,121,012 shares, respectively	174	162
Additional paid-in capital	24,700	15,905
Retained earnings	16,972	18,811
Treasury stock at cost
7,119,400 shares	(24,636)	(24,636)
Total shareholders' equity	17,210	10,242
Total liabilities and shareholders' equity	$23,971	$15,968

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended		Three Months Ended
	June 28,	June 29,	June 28,	June 29,
	2015	2014	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(1,839)	$(1,567)	$(604)	$(368)
Adjustments to reconcile net loss to cash
provided by (used in) operating activities:
Impairment of fixed assets and other assets	300	253	-	253
Depreciation and amortization	1,617	1,454	464	398
(Gain) loss on the sale of assets	49	(97)	49	(57)
Provision for bad debt	153	48	25	(155)
Stock compensation expense	128	68	45	23
Deferred income taxes	(703)	(840)	(49)	(289)
Changes in operating assets and liabilities:				-
Notes and accounts receivable	(240)	(70)	192	478
Income tax receivable	(107)	(41)	(108)	(41)
Inventories	1,523	(88)	(47)	(102)
Prepaid expenses and other	(705)	(213)	(84)	154
Deferred revenue	545	404	130	128
Accounts payable - trade	852	451	(995)	(155)
Accrued expenses	404	163	322	253
Cash provided by (used for) operating activities	1,977	(75)	(660)	520

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from sale of assets	-	106	-	48
Capital expenditures	(6,727)	(2,068)	(2,910)	(81)
Cash used for investing activities	(6,727)	(1,962)	(2,910)	(33)

CASH FLOWS FROM FINANCING ACTIVITIES:

Borrowings of bank debt	-	-	-	-
Repayments of bank debt	(767)	(1,758)	-	(358)
Proceeds from sale of stock	8,253	5,590	936	2,302
Proceeds from exercise of stock options	426	82	-	-
Cash provided by financing activities	7,912	3,914	936	1,944

Net increase (decrease) in cash and cash equivalents	3,162	1,877	(2,634)	2,431
Cash and cash equivalents, beginning of year	2,796	919	8,592	365
Cash and cash equivalents, end of year	$5,958	$2,796	$5,958	$2,796

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$113	$142	$112	$29
Income taxes (refunded) paid	$19	$17	$19	$16

RAVE RESTAURANT GROUP, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)
The Company provided detailed explanation of this non-GAAP financial measure, including a discussion of the usefulness and purpose of the measure, in its Form 10-K filed with the Securities and Exchange Commission on
September 23, 2015.

	Fiscal Year Ended		Three Months Ended
	June 28,	June 29,	June 28,	June 29,
	2015	2014	2015	2014
Net Loss	$(1,839)	$(1,567)	$(604)	$(368)
Interest Expense	113	142	1	29
Income Tax Benefit--Continuing Operations	(670)	(760)	(117)	(233)
Income Tax Benefit--Discontinued Operations	(86)	(58)	(26)	(38)
Depreciation and amortization	1,617	1,454	464	398
EBITDA	$(865)	$(789)	$(282)	$(212)
Stock compensation expense	128	68	45	23
Pre-opening costs	721	161	354	1
Asset disposals, closure costs and restaurant impairment	586	275	108	167
Adjusted EBITDA	$570	$(285)	$225	$(21)